Exhibit 10.8
EXECUTIVE EMPLOYMENT AGREEMENT
(TEMPORARY)
     This Employment Agreement (“Agreement”), including the attached Exhibit “A,” is entered into between the Inn of the Mountain Gods Resort and Casino, a Mescalero Apache Tribal enterprise, having offices at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340 (“Employer”), and Melissa S. Linton, CPA, MBA, an individual currently residing at Ruidoso, New Mexico (“Employee”), to be effective as of 5th day of December, 2007 (the “Effective Date”).
WITNESSETH
     WHEREAS, Employer desires to temporarily employ Employee in the position set forth on Exhibit “A” and under the terms and conditions set forth in this Employment Agreement;
     WHEREAS, Employee is willing to accept temporary employment with Employer under the terms and conditions set forth in this Employment Agreement;
     WHEREAS, the temporary nature of the Employment Agreement between Employer and Employee, same shall be an at will employment; and
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES:
     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit “A” (the “Term”), subject to the terms and conditions of this Agreement.
     1.2 Employee initially shall be employed in the position set forth on Exhibit “A.” Employer may subsequently assign Employee to a different position or modify Employee’s duties and responsibilities; Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.
     1.3 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer and its Enterprises or other entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee’s business time.

     1.4 In connection with Employee’s employment by Employer, Employer shall endeavor to provide Employee access to such information pertaining to the business and services of Employer as is appropriate for Employee’s employment responsibilities.
     1.5 Employee acknowledges and agrees that at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer’s business and interests, to do no act which would injure Employer’s business, its interests, or its reputation, and to refrain from using for Employee’s own benefit or for the benefit of others any information or opportunities pertaining to Employer’s business or interests that are entrusted to Employee or that Employee learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for Employee’s own benefit or the benefit of others any information or opportunities pertaining to Employer’s business or interests that were entrusted to Employee during the employment relationship or that Employee learned while employed by Employer. Employee agrees that while employed by Employer and thereafter Employee shall not knowingly take any action that interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.
     1.6 Employee understands and acknowledges that this is an at will employment . Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.
ARTICLE 2: COMPENSATION AND BENEFITS:
     2.1 Based on the temporary nature of the Employment arrangement between Employer and Employee, Employee shall not participate in the benefit package available for permanent employees.
     2.2 The temporary Employee acknowledges that two (2) holidays will be celebrated during the time that Employee is employed as a temporary Employee. Employee shall be entitled to a leave from the job for a period of December 24-25, 2007 and for New Years day, 2008.
     2.3 Any further leave from the position by Employee after requesting such leave, shall be by deduction for the day or days as personal leave.

     2.4 All calculations for pay to Employee will be on the basis of $22,500.00 per month. Where applicable, the first pay period and the last period may be prorated to coincide with the payroll closing date for the Employer.
     2.5 While employed by Employer, Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee’s duties. Where time allows, any such request for expenditure shall be approved in advance by the Chief Operating Officer. Employee will maintain records and written receipts as required by the Employer’s policy and reasonably requested by the Employer to substantiate such expenses.
     2.6 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:
     3.1 As set forth above, the employment of Employee is on a temporary basis. Either Employer or Employee upon the giving of two weeks notice, may terminate this agreement at any time during the term of the Executive Employment Agreement (Temporary). In the event of any termination, wages shall be paid to Employee through the last day of such employment.
ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF TERMINATION:
     4.1 The present agreement between Employer and Employee is for the employment of Employee for Ninety (90) days. Without committing either party to future employment the parties agree that they will visit the future status and employment of Employee at the conclusion of the term of this Agreement. Should the Employment of the Employee continue beyond the expiration of the terms specified on Exhibit “A”, such employment shall continue as an at will employment under the same terms and conditions as set forth herein. Upon such termination of the employment relationship between Employer and Employee, for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to prorata salary through the date of such termination.
ARTICLE 5: MESCALERO APACHE TRIBE LAWS, MESCALERO APACHE TRIBAL GAMING COMMISSION REGULATIONS AND UNITED STATES INDIAN GAMING REGULATORY ACT AND OTHER LAWS:
     5.1 Employee shall at all times comply with applicable Mescalero Apache Tribal laws, Mescalero Apache Tribal Gaming Commission regulations and United States laws applicable to Employee’s actions on behalf of Employer, including specifically, without limitation, the Tribal Gaming Ordinance and the United States Indian Gaming Regulatory Act, generally codified in 25 USC 2701 (“IGRA”), as the IGRA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Mescalero Apache Tribal Resort Enterprise or other Tribal Enterprise or entity having civil or criminal liability or responsibility under the IGRA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute “cause” for termination under this Agreement unless Employer’s highest applicable level of Employer’s management determines that the actions found to be in violation of the IGRA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer.
ARTICLE 6: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:
     6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.
     6.2 Employee acknowledges that the business of Employer, its Enterprises and other entities is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, its Enterprises and other entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, its Enterprises and other entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, its subsidiaries and other entities, or make any use thereof, except in the carrying out her employment responsibilities hereunder. Employer its Enterprises and other entities shall be third party beneficiaries of Employee’s obligations under this Section. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint ventures, and the like, of Employer, its subsidiaries and other entities. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.
     6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer, its Enterprises and other entities shall be and remain the property of Employer, its Enterprises and other entities, as the case may be. Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.
ARTICLE 7: MISCELLANEOUS:
     7.1 For purposes of this Agreement the term “Employer” shall include the Inn of the Mountain Gods Resort and Casino, Ski Apache, Casino Apache Travel Center and any other Enterprise or entity of the Inn of the Mountain Gods Resort and Casino.
     7.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, its Enterprises and other entities, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, its Enterprises and other entities, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, its Enterprises and other entities, or such entities’ officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, its Enterprises and other entities, or any of such entities’ officers, employees, agents, or representatives; or that place Employer, its Enterprises and other entities, or any of such entities’ or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, its Enterprises and other entities, or any of such entities’ or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Employer under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     7.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

Chief Operating Officer Inn of the Mountain Gods Resort and Casino 287 Carrizo Canyon Road Mescalero, New Mexico 88340	and	F. Randolph Burroughs, Esq. Burroughs and Rhodes 906 Virginia Ave. Alamogordo, New Mexico 88310
If to Employee, to the address shown on the first page hereof.
Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     7.4 This Agreement shall be governed in all respects by the laws of the Mescalero Apache Tribe, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the federal courts of the United States.
     7.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee’s obligations under Article 6, or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.
     7.7 Each of Employer and Employee is a citizen of the United States of America. Employer’s principal place of business is in Mescalero, Otero County, New Mexico. This Agreement was negotiated and signed in Mescalero, New Mexico. This Agreement shall be performed in Mescalero, New Mexico. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the Tribal court sitting in Mescalero, Otero County, New Mexico, or federal courts having jurisdiction over the Mescalero Apache Tribe.

     7.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.
     7.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.
     7.10 This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee’s employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by Employer’s Chief Operating Officer.
     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.
INN OF THE MOUNTAIN GODS
RESORT AND CASINO

By:	/s/ Brian D. Parrish	By:	/s/ Melissa S. Linton
Brian D. Parrish, Chief Operating Officer		Melissa S. Linton, Employee

This 5th day of December, 2007.

EXHIBIT “A” TO
EXECUTIVE EMPLOYMENT AGREEMENT (TEMPORARY)
BETWEEN THE
INN OF THE MOUNTAIN GODS RESORT AND CASINO
AND
MELISSA S. LINTON

Employee Name:	Melissa S. Linton

Term:	Effective the 5th day of December, 2007 thru 5th day of March, 2008

Position:	Treasurer

Location:	Mescalero, New Mexico

Reporting Relationship:	To Chief Operating Officer or any person so designated by the Chief Operating Officer.

Monthly Base Salary:	$22,500.00 a month.

Employee Benefits:	This position is temporary. There are no employee benefits available to Employee.

Housing:	Employee may reside in the building referred to as “the tower” during her employment under this agreement. All utilities will be furnished by Employer.

/s/ Brian D. Parrish	/s/ Melissa S. Linton
Brian D. Parrish, Chief Operating Officer	Melissa S. Linton, Employee

This 5th day of December, 2007.